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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-184605 (as amended by Post-Effective Amendments No. 1 and No. 2), 333-186011, 333-190438, 333-194013, and 333-199280 on Form S-3, and Registration Statement Nos. 333-91120, 333-151159, 333-151162, 333-151164, and 333-184615 on Form S-8 of our reports dated February 25, 2015, relating to the financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the "Partnership"), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 25, 2015

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  Exhibit 23.1